Exhibit 10.12

Confidential Materials omitted.

Double asterisks denote omissions.

DATED                                            2019

AG HEXAGON BV

and

SMARTKEM LIMITED

LEASE

OF

The Whole of the 8th Floor, Hexagon Tower, Manchester, M9 8GP

GREENBERG TRAURIG, LLP The Shard, 8th Floor 32 London Bridge Street London SE1 9SG

TABLE OF CONTENTS

1. Interpretation	1
2. DEMISE AND RENT	4
3. TENANTS' COVENANTS	4
4. LANDLORD'S COVENANTS	15
5. PROVISOS	16
6. TENANT'S OPTION TO DETERMINE	20
7. NOTICES	20
8. VAT	21
9. LANDLORD AND TENANT (COVENANTS) ACT 1995	21
10. DELIVERY AS A DEED	21
11. RIGHTS OF THIRD PARTIES	21
12. ADDITIONAL CHARGES	21
13. JURISDICTION	22
schedule 1 Premises	23
schedule 2 Rights granteD	24
schedule 3 Rights reserved	25
schedule 4 Encumbrances	26
schedule 5 Service Charge	27
schedule 6 Covenants by the Surety	30
schedule 7 Authorised Guarantee Agreement	32
schedule 8 Additional Services	34
schedule 9 Utility and Lab Gases Charge	35

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PRESCRIBED CLAUSES

LR1.	Date of lease	2019
LR2.	Title number(s)
LR2.1	Landlord's title number(s)	GM823547 and MAN127745
LR2.2	Other title numbers	None
LR3.	Parties to this lease
	Landlord	AG Hexagon BV a company registered in the Netherlands (registered number 64764192) whose registered office is at Prinsengracht 919, Amsterdam, 1017KD, Netherlands
Tenant

SMARTKEM LIMITED a company registered in England and Wales (registered number 06652152) whose registered office is at Optic Technium Ffordd William Morgan, St. Asaph Business Park, St. Asaph, Clwyd, LL17 0JD

	Other parties	None
LR4.	Property	In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.
The property described as the “Premises” in clause 1 and schedule 1 of this Lease.
LR5.	Prescribed statements etc.	The Premises as defined in clause 1.1
LR5.1	Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.	Not applicable.
LR5.2	This lease is made under, or by reference to, provisions of:	Not applicable.
LR6.	Term for which the Property is leased	The Term is defined in clause 1.1
LR7.	Premium	None
LR8.	Prohibitions or restrictions on disposing of this lease	The Lease contains a provision that prohibits or restricts dispositions

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LR9.	Rights of acquisition etc.
LR9.1	Tenant's contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land	None
LR9.2	Tenant's covenant to (or offer to) surrender this lease	None
LR9.3	Landlord's contractual rights to acquire this lease	None
LR10.	Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None
LR11.	Easements
LR11.1	Easements granted by this lease for the benefit of the Property	The rights and matters set out in schedule 2
LR11.2	Easements granted or reserved by this lease over the Property for the benefit of other property	The rights and matters set out in schedule 3
LR12.	Estate rent charge burdening the Property	None.
LR13.	Application for standard form of restriction	None
LR14.	Declaration of trust where there is more than one person comprising the Tenant	Not applicable

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THIS LEASE is dated                                                                    2019 and made between:

(1)	the Landlord as set out in clause LR3; and

(2)	the Tenant as set out in clause LR3

IT IS AGREED that:

1.	Interpretation

1.1	In this Lease the following words and expressions have the meanings set opposite them:

"Additional Charges" means the charges (if any) payable by the Tenant to the Landlord for the provision of the Additional Services;

"Additional Services" means any or all of those services set out in schedule 8;

"adjoining or neighbouring premises" includes the Building other than the Premises;

"associated company" means a company in the same group of companies as the Tenant as defined by section 42 Landlord and Tenant Act 1954;

"Authorised Guarantee Agreement" means an agreement between the Landlord and the Tenant entered into by the Tenant as covenantor in the circumstances set out in clause 3.21 and containing the provisions set out in schedule 7 hereto;

"Building" means the building known as Hexagon Tower, Crumpsall Vale, Blackley, Manchester as shown edged red on Plan 2 and comprising the whole of the land and building comprised in Title Number GM823547 and MAN127745 and including any future extensions, alterations or additions to it;

"Car Park" means the car park at the Building;

"Common Parts" means any entrances, entrance halls, lifts (including lift shafts), stairs, escalators, passageways, landings, lavatory accommodation, Conducting Media and other parts of the Building available or intended to be available for use in common by two or more of the Landlord's tenants of the Building;

"Conducting Media" means tanks, pipes, cables, wires, meters, drains, sewers, gutters and other things of a similar nature for the passage of electricity, gas, water, soil and other services;

"Encumbrances" means the matters contained or referred to in the documents identified in schedule 4;

"End Date" means                                                                    2022 or (if earlier) the date on which the Term is determined;

"Environment" means land air and water and any of those media;

"Environmental Legislation" means the Health and Safety at Work etc Act 1974, the Environmental Protection Act 1990, the Water Resources Act 1991, the Environment Act 1995 and any other statute of a similar nature in force at any time during the Term;

"the EPB Regulations" means the Energy Performance of Buildings (Certificates and Inspectors) (England and Wales) Regulations 2012 and all amendments and revisions and ‘EPC’ means an Energy Performance Certificate as defined in the EPB Regulations

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"Group Company" means in relation to any company any other company in the same group of companies as that company within the meaning of Section 42 of the Landlord and Tenant Act 1954;

"Hazardous Substances" means dangerous hazardous toxic or highly flammable substances materials effluents or waste pollutants contaminants or radioactive substances genetically modified organisms micro-organisms and any substances whether natural or artificial solid or liquid gas or vapour or any mixture thereof which may cause harm to the health of any living organisms or may interfere with the ecological systems of which they form part or may cause harm to property or which may result in the pollution of the Environment;

"Insurance Rent" means a fair proportion (to be determined by the Landlord acting reasonably) of the cost to the Landlord in effecting the insurances set out in clause 4 (including the cost of obtaining a valuation of the Building for insurance purposes);

"Insured Risks" means fire, lightning, explosion, impact, earthquake, storm, tempest, flood, bursting or overflowing of water tanks or pipes, damage to underground water, oil or gas pipes or electricity wires or cables, subsidence, ground slip, heave, riot, civil commotion, strikes, labour or political disturbances, malicious damage, aircraft and aerial devices and articles dropped accidentally from them, acts of terrorism and such other risk against which the Landlord may reasonably insure from time to time, and Insured Risk means any one of the Insured Risks;

"Lab Gases" means such laboratory gases and laboratory steam as may be delivered through centrally piped systems in the Building or via cylinders to certain laboratories in it including some or all of the Lab Space;

"Lab Space" means the part of the Premises used and designated for use as laboratories;

"Landlord" includes the person or persons for the time being entitled to the reversion immediately expectant on the Term;

"Parking Licence Arrangement" [**];

"Permitted Use" means office and laboratory use within Class B1 of the Town and Country Planning (Use Classes) Order 1987;

"Plan" means the plans appropriately numbered and annexed to this Lease;

"Planning Acts" means and includes the "Planning Acts" as defined in section 117 Planning and Compulsory Purchase Act 2004 together with that Act and all other legislation from time to time imposing controls on the development or use of land;

"Premises" means the premises more fully defined in schedule 1;

"Prescribed Rate" means four per cent per annum above the base rate for the time being of Barclays Bank PLC or (in the event of such rate ceasing to be published) at such equivalent rate as the Landlord shall notify to the Tenant;

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"Previous Lease" means:

(a)	the lease dated 17 July 2015 between (1) Mars Pension Trustees Limited and (2) Smartkem Limited demising premises on the 8th floor of the Building; and

(b)	the supplemental lease dated 30 March 2017 between (1) Mars Pension Trustees Limited and (2) Smartkem Limited demising rooms 8-10 on the 8th floor of the Building,

and any documents supplemental or collateral to these leases;

"Rent" means the annual rent due of:

[**]

"Rent Commencement Date" means the Term Commencement Date;

"Service Charge" has the meaning give to it in schedule 5 hereto;

"Structure" means the exterior and main structure of the Building including the foundations, roofs, main walls, ceilings and floors (but excluding any glass, false ceilings, all internal plaster and other finishes of walls or ceilings save where internal to any Common Parts and any floorboards and floor coverings);

"Tenant" includes the successors in title and assigns of the Tenant;

"Term" means a term commencing on the Term Commencement Date and ending on the End Date;

"Term Commencement Date" means 2019;

"Uninsured Damage" means damage to or destruction of the whole or any part of the Premises by any risks expressly specified in the definition of the Insured Risks which renders the Premises unfit for occupation and use or inaccessible and which -

(i)       is not insured because insurance is not or ceases to be available or is not available in the London insurance market at economic rates; or

(ii)       is not insured or fully insured by reason of any condition, exclusion or limitation which may be imposed by the Landlord's insurers but does not include any excess,

such that the full cost of reinstatement is not recoverable by the Landlord under the insurance policy but not including damage by any risk which is not insured or is not fully insured against (or damage where insurance is vitiated or insurance monies are wholly or partly irrecoverable) by reason of the act, omission, identify or use of the Premises by the Tenant or anyone at the Building with the express or implied consent of the Tenant and under the Tenant’s control;

"Utilities" means drainage, electricity, gas, fuel oil, energy of any other type, water, the provision of lab gases and all other utility services; and

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"VAT" means Value Added Tax and any other tax of a similar nature.

1.2	In this Lease unless there is something in the context inconsistent therewith:

1.2.1	words importing the masculine gender shall include the feminine gender and vice versa and words importing the singular shall include the plural and vice versa and words importing persons and all references to persons shall include companies, corporations and firms and vice versa;

1.2.2	if at any time two or more persons are included in the expression the “Landlord” or "Tenant" then covenants contained in this Lease or implied by or on the part of that party shall be deemed to be and shall be construed as covenants entered into by and binding on such persons jointly and severally;

1.2.3	where the Tenant is placed under a restriction by this Lease it includes an obligation not to permit or allow the restriction to be infringed;

1.2.4	references to "lease" shall include "underlease" and vice versa.

2.	DEMISE AND RENT

The Landlord DEMISES unto the Tenant with full title guarantee ALL THOSE the Premises TOGETHER with the particular rights set out in schedule 2 hereto so far as the Landlord has the power to grant the same BUT EXCEPT AND RESERVED AND SUBJECT to the particular rights and matters set out in schedule 3 hereto AND SUBJECT ALSO to such other rights, easements, quasi easement and privileges as are enjoyed by any adjoining or neighbouring premises in any manner affecting the Premises AND SUBJECT ALSO to the matters contained or referred to in the Encumbrances TO HOLD the Premises unto the Tenant (together with but except and reserved and subject as above) for the Term YIELDING AND PAYING to the Landlord during the Term and so in proportion for any less time than a year without any deductions therefrom whatsoever the following rents namely:

2.1	from the Rent Commencement Date the Rent by BACS or standing order by equal quarterly payments in advance on the four usual quarter days in each year of which the first payment (being the due proportion for the period commencing on the Rent Commencement Date and ending on the day prior to the next usual quarter day thereafter) shall be paid on or before the Rent Commencement Date;

2.2	as additional rent the Service Charge calculated in accordance with schedule 5 and payable as therein set out;

2.3	within 14 days of written demand as additional rent the Insurance Rent;

2.4	the Additional Charges at the times and in the manner specified in clause 12; and

2.5	VAT on the rents reserved by this Lease payable at the time such rents are payable.

3.	TENANTS' COVENANTS

The Tenant to the intent that the obligations created shall continue throughout the whole of the Term COVENANTS with the Landlord as follows:

3.1	Pay Rent

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3.1.1	To pay the Rent at the times and in the manner required by clause 2 without deduction or set off and by bankers standing order or similar form of bank transfer if so required by the Landlord to a bank in the United Kingdom.

3.1.2	To pay all rents and other sums when they first fall due under this Lease whilst the Term is vested in the Tenant whether or not such rents or other sums relate to a period before the Term became vested in such Tenant.

3.2	Pay outgoings

3.2.1	To pay and keep the Landlord fully indemnified from and against all liability for all rates, taxes, charges, duties, levies, assessments, impositions, the cost of supplying Utilities to the Premises and outgoings of whatever nature (whether parliamentary, parochial, local or of any other description) which are now or may become rated taxed charged levied assessed or imposed upon the Premises or the owner, landlord, tenant or occupier of the Premises and whether or not required to be paid by the Tenant himself but “taxes” does not include Value Added Tax or taxes imposed on the Landlord in respect of the yearly rent reserved by this Lease or in respect of the ownership of or a disposal of the interest in immediate reversion to this Lease.

3.3	Repair and decorate

3.3.1	(Damage by the Insured Risks or Uninsured Damage always excepted unless the policy or policies of insurance effected by the Landlord against them shall be rendered void or payment of the insurance moneys be refused in whole or in part by reason of or arising out of any act, omission, neglect or default by the Tenant or any subtenant or other person under the control of the Tenant or any subtenant) to keep the Premises including all means of escape therefrom in case of fire or other emergency and Conducting Media forming part of and serving the Premises in good and substantial repair and well and substantially maintained and in good decorative and clean condition with the glass cleaned both inside and (unless such cleaning is being undertaken as part of the Landlord's services pursuant to schedule 5) outside at least once a month.

3.3.2	(Without prejudice to the generality of the above obligations of the Tenant) in a good and workmanlike manner to the reasonable satisfaction of the Landlord whenever reasonably necessary and also in the last three months of the Term (however and whenever it may terminate) to decorate in a good and proper manner using good quality materials that are appropriate to the Premises including all appropriate preparatory work to the Landlord's reasonable satisfaction and in the case of painting in the last three months of the Term the Landlord shall have the right to insist on a particular colour scheme being used.

3.4	Statutory works

3.5	To execute all works required by or by virtue of any Act of Parliament or by any local or public authority to be done in or in respect of the Premises.

3.6	Observe legislation

To observe and perform all requirements of any Act of Parliament, local Act or bylaw and notices issued under such legislation or by any public, local or other competent authority (whether or not required of the Tenant himself) in any way affecting the Premises or any thing in or any activity carried on by persons resorting to or working or employed at the Premises or the use and occupation of the Premises within the time limited by law or the notice requiring the same (or if no time is so limited then within a reasonable time) to the reasonable satisfaction of the Landlord.

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3.7	Yield up

Quietly to surrender and yield up the Premises to the Landlord (or as the Landlord may direct) at the end or sooner determination of the Term in a state and condition in all respects in accordance with the covenants on the part of the Tenant contained in this Lease and:

3.7.1	unless otherwise required by the Landlord, at the Tenant's expense to remove from the Premises any alterations or additions to the Premises made during or prior to the Term; and

3.7.2	to hand over to the Landlord all keys relating to the Premises.

3.8	Entry by Landlord

3.8.1	To permit the Landlord and others authorised by the Landlord after at least three days' prior notice (except in an emergency when no notice need be given) to enter upon the Premises to view and inspect the Premises and ascertain how the Premises are being used and occupied and their state and condition and to take schedules of all landlord's fixtures and fittings and to estimate the current value of the Premises for insurance, mortgage or other purposes.

3.8.2	Whenever on any such inspection anything is found which constitutes a breach, non-performance or non-observance of the covenants on the part of the Tenant contained in this Lease and of which the Landlord gives notice to the Tenant to commence to remedy and make good the same within one month of the date of such notice (or sooner if necessary) and thereafter proceed diligently with the requisite works but if the Tenant shall fail so to do to permit the Landlord if it so desires (although the Landlord shall be under no obligation so to do) without prejudice to the Landlord's right of re-entry or any other right or remedy of the Landlord to enter upon the Premises with contractors, workmen and others and all necessary equipment, tools and materials and to execute or complete such works and to pay to the Landlord on written demand either during or on completion of such works as the Landlord may require the costs and expenses properly incurred by the Landlord together with all solicitors', surveyors' and other professional fees and expenses properly incurred by the Landlord in relation to such works.

3.9	Entry by adjoining owners

To permit the Landlord and others authorised by the Landlord and the tenants, owners or occupiers from time to time of any adjoining or neighbouring premises and their respective agents and contractors to enter upon the Premises with workmen and others and all necessary equipment, tools and materials after at least three days' prior notice (except in an emergency when no prior notice need be given) in order to carry out repairs, alterations, additions, decorations or any other works to or of any adjoining or neighbouring premises which cannot reasonably be carried out without entry on to the Premises PROVIDED ALWAYS that the persons so entering shall cause as little inconvenience as possible to the Tenant or other the occupiers of the Premises and shall with the minimum of delay make good all damage caused to the Premises to the Tenant’s reasonable satisfaction.

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3.10	Costs of default

To pay all proper costs, charges and expenses (including solicitors' costs and bailiffs', architects' and surveyors' fees) reasonably payable by the Landlord for the purposes of and incidental to the preparation, service and enforcement (whether by proceedings or otherwise) of:

3.10.1	any notice under section 146 or 147 Law of Property Act 1925 requiring the Tenant to remedy a breach of any of the Tenant's obligations hereunder notwithstanding forfeiture for any such breach shall be avoided otherwise than by relief granted by the Court;

3.10.2	any notice to repair or schedule of dilapidations accrued at or prior to the end or sooner determination of the Term or not whether served during the Term or within 3 months of the end of the Term;

3.10.3	the payment of any arrears in the rents reserved by this Lease;

3.10.4	the consideration of applications for consent under clause 3.12 of this Lease;

3.10.5	the consideration of applications for consent under clauses 3.21 or 3.22 of this Lease;

and in default of payment all such sums shall be recoverable as rent in arrears.

3.11	User

3.11.1	Not to use the Premises other than for the Permitted Use.

3.11.2	Not to use the Premises in any other manner or for any other purpose or for any immoral or unlawful purpose or for any sale by auction

3.11.3	The Tenant acknowledges that nothing in this Lease constitutes a warranty that the above uses comply or will continue to comply with the Planning Acts and the Tenant shall not be entitled to any relief or compensation whatsoever from the Landlord in that respect.

3.11.4	Neither the Tenant nor any subtenant nor any person under the control of the Tenant or any subtenant shall overload any floor of or lift in or serving the Premises or pass or leave anything of a harmful nature through or in the basins or water-closets of or any Conducting Media in or serving the Premises (whether exclusively or jointly with other premises) or do anything at the Premises which shall be or may become a nuisance (whether indictable or not) or which shall cause any damage or disturbance to the Landlord or the owners, tenants or occupiers from time to time of any adjoining or neighbouring premises.

3.12	Alterations

3.12.1	Not to carry out any alterations to the Premises externally or of a structural nature whatsoever.

3.12.2	Non-structural alterations to the Premises shall be carried out only after there has first been obtained the written consent of the Landlord such consent not to be unreasonably withheld or delayed all necessary approvals, consents, licences, permits or permissions of any competent authority, body or person and then only strictly in accordance with their terms and conditions and with such drawings and specifications of the relevant alteration, addition or other works as the Landlord shall require and previously have approved in writing such consent not to be unreasonably withheld or delayed and to remove any such alterations on expiry or sooner determination of the Lease.

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3.12.3	When making alterations which are permitted by the Landlord or by the provisions of this clause 3.12 to use reasonable endeavours:

(a)	to do so in a good and workmanlike manner;

(b)	to treat and maintain all materials in accordance with their manufacturers' instructions and recommendations; and

(c)	to avoid any adverse impact on the EPC rating,

3.12.4	If the Tenant carries out alterations to any plant equipment or services which affect the energy, water or waste efficiency of such plant equipment or services, to provide such information about the energy, water or waste efficiency of the altered plant or equipment as the Landlord shall reasonably require.

3.12.5	To permit the Landlord and others authorised by the Landlord to enter upon the Premises on reasonable prior written notice (save in the case of emergency where no notice will be required) at reasonable hours during the daytime for the purpose of seeing that all alterations, additions or other works are being or have been carried out in all respects in conformity with this clause and immediately upon being required to do so to remove any alteration, addition or other works of or to the Premises which do not so conform or in respect of which any such approvals, consents, licences, permits or permissions of the competent authority, body or person has been withdrawn or has lapsed and thereupon make good all damage caused to the Premises and restore and reinstate all affected parts of the Premises to the reasonable satisfaction of the Landlord.

3.12.6	If any alterations or additions are made to the Premises (whether or not the consent of the Landlord was required), immediately following completion of such works to give written notice to the Landlord together with full plans and specifications of such works.

3.12.7	Before any alterations or additions are made to the Premises (whether or not the consent of the Landlord is required), to communicate particulars of such alterations or additions to the Landlord so that the Landlord may forward them to the insurance office with which the Premises are insured and to obtain the consent of such insurance office to such alterations or additions.

3.12.8	To pay as additional rent any sums which the Landlord may expend in additional premiums for the insurance of the Premises by reason of any alterations or additions made to the Premises by the Tenant.

3.13	Signage

No fascia, sign, name plate, bill, notice, placard, advertisement or similar device shall be affixed to or displayed in or on any part of the Premises so as to be visible from the exterior other than those indicating the name of any occupier for the time being and his business and which have (with their size and positioning) been previously approved by the Landlord in writing such approval not to be unreasonably withheld or delayed.

3.14	Aerials, etc

No television or wireless or other form of mast or aerial nor any flagpole shall be affixed to any part of the exterior of the Premises other than those which have (with their positioning) been previously approved by the Landlord in writing such approval not to be unreasonably withheld or delayed.

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3.15	Common Parts

Not to obstruct the Common Parts of the Building or use them in such a way as to cause nuisance or annoyance to any other person.

3.16	Planning Acts

3.16.1	Without prejudice to the generality of clause 3.4 fully to observe and perform all the requirements of the Planning Acts in respect of the Premises or its use and all the requirements of any approval, consent, licence, permit or permission granted under the Planning Acts which remain lawfully enforceable and affect the Premises.

3.16.2	No application shall be made for any approval, consent, licence, permit, permission, certificate or determination under the Planning Acts in respect of the Premises without the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed.

3.16.3	Unless the Landlord shall otherwise direct in writing to carry out to the reasonable satisfaction of the Landlord during the Term (however and whenever it may terminate) all works to the Premises which as a condition of any such approval, consent, licence, permit or permission obtained by or on behalf of the Tenant or any subtenant are required to be carried out at the Premises by a date after the Term (however and whenever it may terminate).

3.17	Statutory Notices

To give the Landlord a copy of every notice of whatsoever nature affecting or likely to affect the Premises made given or issued by or on behalf of the local planning authority or any other authority, body or person having lawful jurisdiction within seven days of its receipt by the Tenant or any subtenant and to produce the original to the Landlord on written request and to take all reasonable and necessary steps to comply with every such notice And if so required in writing by or on behalf of the Landlord to make or join with the Landlord and any other persons for the time being interested in the Premises or any adjoining or neighbouring premises in making such objections or representations against or in respect of any such notice as the Landlord may reasonably require.

3.18	Insurer's requirements

3.18.1	Nothing of a noxious, dangerous, explosive or inflammable nature shall be stored, placed or kept or remain on the Premises (save for in the normal course of the Tenant's business, in which circumstances such things of a noxious, dangerous, explosive or inflammable nature shall be kept, stored, placed, remain or used on the Premises in accordance with manufacturers' guidelines and good industry practice) nor shall any other thing be done in or about the Premises which does or may invalidate or render void or voidable or cause any increased premium to be payable for any policy of insurance maintained by the Landlord in respect of the Premises or any adjoining or neighbouring premises.

3.18.2	To repay to the Landlord within 14 days of written demand an amount equal to any such increased premium as may become so payable as a result of the act or omission of the Tenant.

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3.18.3	If the Premises or any other premises shall be destroyed or damaged as a result of any matter referred to in subclause 3.18.1 of this clause or as a result of any act, omission, neglect or default by or on the part of the Tenant or any subtenant or any person under the control of the Tenant or any subtenant as a result of which any policy of insurance maintained by the Landlord is rendered void or payment of the insurance money is refused in whole or in part to pay to the Landlord on written demand or otherwise make good to the Landlord all loss, damage and expense so incurred.

3.18.4	To insure the Premises against the Tenant's occupiers' and third party liability risks.

3.18.5	To maintain the insurance required by clause 3.18.4 with a substantial insurer of repute and at the Landlord's reasonable request to produce to it copies of all relevant policies, or satisfactory evidence of their terms, and evidence that the last premium has been paid.

3.18.6	If the Tenant does not maintain the insurance required by this clause 3.18.4 the Landlord may do so and the Tenant shall repay to it within 14 days of demand all monies spent by it in doing so together with the Prescribed Rate from the date of written demand to the date of repayment.

3.18.7	If the Tenant is entitled to the benefit of any insurance on or in respect of the Premises or the Building, other than the insurances required by this Lease, to apply all money received from it in making good the loss or damage for which the money is received.

3.19	To Let board

To permit the Landlord during the period of six months immediately preceding the end or sooner determination of the Term (and at any time during the Term in the event of any proposed disposal by the Landlord of its interest in the Premises) to affix and retain on any part of the Premises (but not so as materially to interfere with any trade or business carried on thereat or with reasonable access of light and air) notices and boards relating to any proposed disposal by the Landlord of its interest in the Premises or for reletting or otherwise dealing with the same and to permit all persons with written authority from the Landlord or the Landlord's agents to inspect and view the Premises at reasonable times of the day by previous appointment.

3.20	Prohibited alienation

The Tenant shall not assign, transfer, underlet, part with or share possession or occupation, mortgage or charge any part (as opposed to the whole) of the Premises nor (without prejudice to clauses 3.21 and 3.22) part with or share possession or occupation of the whole of the Premises (which is expressly prohibited) and the Tenant shall not permit or suffer any such dealing.

3.21	Assignment

3.21.1	Not to assign the whole of this Lease except in accordance with this clause.

3.21.2	Not to assign the whole of the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) provided that the Landlord shall be entitled:

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(a)	to withhold its consent in any of the circumstances set out in subclause 3.21.4;

(b)	to impose all or any of the matters set out in subclause 3.21.5 as a condition of its consent.

3.21.3	The provisos to subclause 3.21.1 shall operate without prejudice to the right of the Landlord to withhold such consent on any other ground or grounds where such withholding of consent would be reasonable or to impose any further condition or conditions upon the grant of consent where the imposition of such condition or conditions would be reasonable.

3.21.4	The circumstances referred to in subclause 3.21.2(a) are as follows:

(a)	where in the opinion of the Landlord the value of the Landlord's reversion to the Premises would be diminished or otherwise adversely affected by the proposed assignment on the assumption (whether or not a fact) that the Landlord wished to sell its reversion the day following completion of the assignment of this Lease to the proposed assignee;

(b)	where in the reasonable opinion of the Landlord the assignee is not of sufficient financial standing to enable it to comply with the tenant's covenants in the Lease;

(c)	where the assignee enjoys diplomatic or state immunity;

(d)	where the assignee is not resident in a jurisdiction where reciprocal enforcement of judgments exists;

3.21.5	The conditions referred to in subclause 3.21.2(b) are as follows:

(a)	the execution and delivery to the Landlord prior to the assignment in question of a deed of guarantee (being an Authorised Guarantee Agreement);

(b)	the payment to the Landlord of all rents and other sums which have fallen due under the Lease prior to the date of assignment (save in respect of any element of the same that is subject to a bona fide dispute);

(c)	the giving of any requisite consent of any superior landlord or mortgagee and the fulfilment of any lawful condition of such consent;

(d)	where reasonable so to request, the execution and delivery to the Landlord prior to the assignment of a rent deposit deed in such form as the Landlord shall reasonably require together with the payment by way of cleared funds of the sum specified in the rent deposit deed;

(e)	where reasonable so to request, the execution and delivery to the Landlord of a deed of guarantee entered into by one or more third party guarantors reasonably acceptable to the Landlord incorporating the provisions of schedule 6;

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3.22	Subletting

3.22.1	The Tenant may not sublet the whole of the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) and subject to the provisions of subclauses 3.22.2, 3.22.3, 3.22.4, and 3.22.5 of this clause.

3.22.2	The Tenant shall not sublet the Premises or agree to sublet the Premises otherwise than at the higher of: (i) the best rent then reasonably obtainable with vacant possession on the open market without fine or premium; and (ii) the Rent reserved under this Lease immediately prior to such subletting and every permitted underlease (whether mediate or immediate) of the whole of the Premises shall (so far as applicable):

(a)	contain covenants by the subtenant in the same form as those contained in clauses 3.20, 3.21 and 3.22;

(b)	be for a contractual term shorter than the Term;

(c)	include such covenants of the underlessee as are not inconsistent with or impair the due performance and observance of the covenants of the Tenant in this Lease.

3.22.3	Before or at the same time as any underletting of the whole of the Premises shall be effected the proposed subtenant shall enter into direct covenants with the Landlord in such form as the Landlord shall require to observe and perform all the covenants and agreements on the part of the Tenant and the stipulations and conditions contained in this Lease (other than the payment of the Rent) during the term of the underlease.

3.22.4	Subject and without prejudice to the other provisions of this clause there shall be no underletting of the whole of the Premises without the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed.

3.22.5	Any sublease must be validly contracted out of the security of tenure provisions of the Landlord and Tenant Act 1954 and copies of the relevant notice and statutory declaration must be provided to the Landlord prior to the completion of any sublease.

3.23	Sharing Occupation

Notwithstanding clause 3.20 where the Tenant is a company incorporated in England and Wales, the Tenant may share occupation of the Premises with any Group Company of the Tenant provided that no relationship of the Landlord and Tenant is created and the sharing occupation is to cease immediately that the Group Company ceases to be a Group Company of the Tenant.

3.24	Registration of dealings

Within 21 days of every assignment or transfer (whether by deed, will or otherwise) and every mortgage or charge and every permitted underletting of the Premises and upon every other disposition or transmission or devolution of the Premises (including all Orders of Court, Probates and Letters of Administration and group sharing) notice shall be given to the Landlord's solicitors with the date and short particulars of the dealing and the names and addresses of every party and at the same time the deed, document or instrument creating or evidencing the dealing shall be produced to the Landlord's solicitors for registration (with a certified copy for retention by the Landlord) and to pay the Landlord’s solicitors a registration fee of £50 plus VAT for each such registration.

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3.25	Enforcement of sublease

3.25.1	Not without the consent of the Landlord such consent not to be unreasonably withheld or delayed to vary the terms or waive the benefit of any covenant of the sublessee or condition in a sublease of the Premises.

3.25.2	Not without the consent of the Landlord (such consent not to be unreasonably withheld) to accept a surrender of any sublease of the Premises

3.25.3	Diligently to enforce the covenants of the sublessee and the conditions in any sublease of the Premises or the sub-let part (as the case may be) and (if reasonably required by the Landlord) to exercise by way of enforcement the powers of re-entry in the sublease

3.25.4	Not without the consent of the Landlord to accept any sum or payment in kind by way of commutation of the rent payable by any sublease of the Premises or the sub-let premises

3.25.5	Not to accept the payment of rent from a sublessee of the Premises or the sub-let premises otherwise than by regular quarterly (or more frequent) payments in advance

3.25.6	Duly and punctually to exercise all rights (if any) to revise the rent reserved by any sublease of the Premises or the sub-let premises

3.26	Encroachments

3.26.1	Neither the Tenant nor any subtenant shall effect, authorise or permit any encroachment upon or acquisition of any right, easement, quasi-right, quasi-easement or privilege adversely affecting the Premises or any closing or obstruction of the access of light or air to any windows or openings of the Premises nor shall the Tenant nor any subtenant give any acknowledgement to any third party that the enjoyment of access of light or air is by the consent of such third party or give any consideration to any third party or enter into any agreement with any third party for the purpose of inducing or binding such third party to abstain from obstructing the access of light or air.

3.26.2	If any such encroachment or acquisition or closing or obstruction shall be threatened or attempted to give notice of the dealing to the Landlord as soon as the same comes to the knowledge of the Tenant or of any subtenant and upon request by the Landlord to take immediate steps (in conjunction with the Landlord and other interested persons if the Landlord shall so require) and to adopt all such lawful means and do all such lawful things as the Landlord may reasonably deem appropriate for preventing any such encroachment or acquisition.

3.27	Costs of applications

To pay all proper costs and expenses (including surveyors' fees and solicitors' charges and all disbursements) incurred or payable by the Landlord in respect of every application to the Landlord for any consent or approval hereunder whether or not such consent or approval is granted or refused or the application for same is withdrawn unless such consent is unlawfully withheld.

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3.28	Observe Encumbrances

To observe and perform the agreements, covenants and stipulations contained or referred to in the Encumbrances in so far as the same are still subsisting and capable of being enforced against the Premises or the owner, landlord, tenant or occupier of the Premises (other than any that are personal covenants of the Landlord) and to keep the Landlord throughout the Term fully indemnified against all actions, proceedings, costs, claims, demands, expenses and liability in any way relating such matters.

3.29	Hazardous and damaging substances

Not to allow any hazardous or damaging substance (including water) to escape from the Premises and to make good and pay compensation for any damage caused by any escape that occurs.

3.30	Contamination

To keep the Landlord indemnified in respect of any costs and liabilities arising as a result of or in connection with the presence in or under the Premises or any adjoining premises through any act or default of the Tenant or of any subtenant or licensee of the Tenant or of anyone acting under the direction or control of the Tenant of any Hazardous Substances or any controlled waste as defined in the Environmental Protection Act 1990 including any costs and liabilities relating to the cleaning or removal of any substance.

3.31	EPB Regulations

3.31.1	To comply with the EPB Regulations in so far as they relate to the Premises.

3.31.2	To provide to the Landlord within 14 days of written demand documentary evidence of compliance by the Tenant with the EPB Regulations from time to time including without limitation any EPC relating to the Premises and the recommendations issued with such EPC.

3.31.3	Without limitation to clause 3.31.1 to co-operate with the Landlord on request in the preparation amendment or revision of an EPC for the Premises or for any other adjacent building or building of which the Premises forms part or the implementation of any recommendations made in a report issued with such an EPC including allowing such access to the Premises as is reasonably necessary for such purposes.

3.31.4	To pay for and to indemnify the Landlord against all costs relating to the preparation amendment or revision of an EPC for the Premises or for any building of which the Premises forms parts and compliance with any duty or obligations on any person under the EPB Regulations arising as a result or consequence of -

(a)	any alteration or extension of the Premises by the Tenant;

(b)	any proposed sale transfer assignment subletting or change of occupation of the Premises by the Tenant (without prejudice to the restrictions imposed by this Lease on any such proposal); or

(c)	any other action or proposed action of the Tenant;

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including the Landlord’s own internal management costs and including the provision of prior security for such costs in such sum as the Landlord shall reasonably require;

3.32	Compliance with Landlord's Regulations

To observe any reasonable regulations made by the Landlord and notified in writing to the Tenant having as their object the safety, promotion, maintenance, management and general amenity of the Building.

3.33	Indemnity

To indemnify the Landlord against all liability arising as a result of the breach, non-observance or non-performance by the Tenant of its covenants and the conditions in this lease and/or by any act, default or negligence of the Tenant or any person deriving title under the Tenant or their respective agents, employees or licensees provided that the Landlord shall take reasonable steps to mitigate its loss.

3.34	Previous Lease

3.34.1	To observe and perform the tenant’s covenants contained in the Previous Leases until the Term Commencement Date of this Lease and the Tenant will remain liable for any outstanding obligations (including excess service charge liability) under any Previous Lease.

3.34.2	If the Landlord so requires the Tenant will remove any alterations carried out by the Tenant during the Term of any Previous Lease (including anything fixed to the Premises and any partitioning erected) or during any period of occupation by the Tenant or any predecessor of the Tenant under a previous lease or tenancy) and make good any damage caused by that removal.

3.34.3	The Tenant’s obligations under clauses 3.3 and 3.7 should be interpreted with reference to the date of commencement of the Previous Leases;

4.	LANDLORD'S COVENANTS

The Landlord COVENANTS with the Tenant as follows:

4.1	Insure

4.1.1	To insure and (unless such insurance shall become void or payment of the insurance moneys shall be refused in whole or in part by reason of any act, omission, neglect or default by or on the part of the Tenant or any subtenant or other person under the control of the Tenant or any subtenant) to keep insured and to pay all premiums for insuring and keeping insured the Building (whether or not with other premises) against loss or damage by the Insured Risks together with insurance against:

(a)	architects', surveyors' and other professional advisers' fees at the usual scales current for the time being and the cost of demolition and site clearance consequent upon rebuilding or reinstatement; and

(b)	three years' loss of the Rent and Service Charge or loss of the Rent and Service Charge for such period as the Landlord shall in its absolute discretion deem necessary for the rebuilding or reinstatement of the Building taking into account any likely increases in such rents during such period.

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4.1.2	If the Premises shall at any time or times be destroyed or damaged by any of the Insured Risks to apply all such moneys (except moneys received in respect of loss or damage of or to such adjoining or neighbouring premises or any fixtures and fittings liability to third parties or loss of rent) as the Landlord may receive under or by virtue of such insurance in rebuilding or reinstating the Building or such parts as may have been damaged or destroyed as expeditiously as possible (subject always to the Landlord being able to obtain all such approvals, consents, licences, permits and permissions from any superior landlord or other competent authorities and all such materials and labour as may be necessary for such rebuilding and reinstatement).

4.1.3	The obligation to reinstate will not apply and the Landlord will be entitled to retain any insurance proceeds received from the insurance for its own benefit where the whole or any part of the insurance proceeds are withheld due to the act or default of the Tenant or the Landlord is prevented from reinstating as a result of not being able to obtain any approvals, consents, licences, permits and permissions from the superior landlord or other competent authorities or any materials and labour as may be necessary for such rebuilding and reinstatement) (having used all reasonable endeavours to obtain the same).

4.1.4	To produce to the Tenant within a reasonable time following demand (but not more than once in every year) a copy of the Landlord’s insurance policy in respect of the Building.

4.2	Quiet enjoyment

That the Tenant paying the Rent and all other moneys which may become payable hereunder by the Tenant and observing and performing the several covenants and agreements on the Tenant's part and the conditions and stipulations contained in this Lease shall and may peaceably hold and enjoy the Premises during the Term in accordance with the provisions of this Lease without any lawful interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

4.3	Provide services

Unless prevented by strikes, lockouts, unavailability of materials or labour or by any other matter outside the control of the Landlord, the Landlord shall use all reasonable endeavours to carry out the works and to provide the services referred to in schedule 5 hereto throughout the Term in a proper and efficient and economic manner in accordance with the principles of good estate management and without imposing any unfair or unreasonable burden on the Tenant and (where appropriate) using good and suitable materials.

5.	PROVISOS

PROVIDED ALWAYS AND IT IS AGREED as follows:

5.1	Interest on late payments

5.1.1	Whenever the whole or any part of the Rent (whether formally or legally demanded or not) or any other moneys which may become payable hereunder by the Tenant to the Landlord shall remain unpaid after becoming due and payable then the amount or the balance for the time being unpaid shall (without prejudice to the Landlord's right of re-entry or any other right or remedy of the Landlord) as from the due date for payment and until the same is duly paid bear and carry the interest thereon (as well after as before any judgment) at the Prescribed Rate;

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5.1.2	In the event of there being any breach by the Tenant of the covenants on its part contained in this Lease and the Landlord having notified the Tenant in writing that by reason of such breach the Rent will not be accepted for the time being then the amount or the balance for the time being outstanding shall (but without prejudice as mentioned above) as from the date of the notice served by the Landlord in respect of such breach or (if later) from the due date for payment until the date on which payment is tendered by the Tenant following the remedying of such breach bear and carry interest thereon (as well after as before any judgment) at the Prescribed Rate;

and the Tenant accordingly COVENANTS with the Landlord that in every such case the Tenant will pay such interest thereon to the Landlord in addition to the Rent and other moneys (as well after as before any judgment) at the Prescribed Rate and in default of payment such interest shall be recoverable as rent in arrears.

5.2	Re-entry

Without prejudice to any other provisions contained in this Lease, if:

5.2.1	the rents reserved by this Lease are unpaid for 21 days after it becomes due (whether formally demanded or not);

5.2.2	the Tenant is in breach of any of its obligations in this Lease;

5.2.3	the Tenant (being a company) enters into liquidation whether compulsory or voluntary (other than for the purpose of reconstruction or amalgamation not involving a realisation of assets) or a resolution is passed or a petition is presented for such liquidation;

5.2.4	an administrator is appointed in respect of the Tenant pursuant to the Insolvency Act 1986 or the Insolvent Partnerships Order or application is made for such administration or notice is given under paragraph 15 or 26 of Schedule B1 to the Insolvency Act 1986 (as amended);

5.2.5	a receiver is appointed in respect of the Tenant or any assets of the Tenant;

5.2.6	(where the Tenant comprises or includes one or more individuals) a bankruptcy order is made against any such individual or a petition is presented for such bankruptcy order;

5.2.7	the Tenant becomes insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 or makes a proposal for or enters into any composition with its or his creditors or makes a proposal for or enters into a voluntary arrangement (within the meaning of section 1 or section 253 Insolvency Act 1986);

5.2.8	any of the above events occurs in relation to any Surety (excluding for this purpose any person whose liability at the time of such event derives from an Authorised Guarantee Agreement); or

5.2.9	any event analogous to any of the above events occurs in any jurisdiction other than England and Wales then the Landlord may at any time re-enter the Premises or any part of the Premises in the name of the whole and immediately this Lease shall terminate absolutely but without prejudice to any rights of the Landlord in respect of any breach of any of the obligations on the Tenant's part in this Lease.

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5.3	Rent cesser

If the Premises or any material part shall at any time or times be destroyed or damaged by any of the Insured Risks so as to be unfit for occupation and use then and in every such case (unless as provided in clause 4.1.1) the Rent and the Service Charge or a fair and just proportion according to the nature and extent of the damage sustained (as agreed between the Landlord and the Tenant in writing within one month of such destruction or damage) shall for a period of three years (or for such other period as the Landlord shall have insured under clause 4.1.1) from the date of such damage or destruction or (if earlier) until the Premises have been rebuilt or reinstated and made fit for occupation and use be suspended and cease to be payable and failing such agreement or in case any dispute shall arise as to the amount of such suspension and/or such period the same shall be determined by an independent surveyor who shall:

5.3.1	be a chartered surveyor with at least ten years' experience in the assessment of rent for premises of a similar nature in the locality of the Premises;

5.3.2	be appointed by the President or Vice President for the time being of the Royal Institution of Chartered Surveyors on the application of whichever of the Landlord and the Tenant shall first so apply;

5.3.3	act as an expert and not as an arbitrator;

5.3.4	on his appointment serve written notice on the Landlord and the Tenant;

5.3.5	consider any written representations by or on behalf of the Landlord or the Tenant concerning such matter which are received by him within 28 days of such service but otherwise have an unfettered discretion to determine such matter;

5.3.6	serve notice of such determination on the Landlord and the Tenant as soon as he has made it;

5.3.7	be paid his proper fee and expenses in connection with such determination by the Landlord and the Tenant in equal shares or any such shares as he may determine;

and any such determination shall be final and binding on the parties Provided that if and whenever any person so appointed shall die, be adjudged bankrupt or become of unsound mind or if both the Landlord and the Tenant shall serve upon such person written notice that in their opinion he has unreasonably delayed making such determination such person shall ipso facto be discharged and be entitled only to his reasonable expenses prior to such discharge and another such independent surveyor shall be appointed to act in his place.

5.4	Frustration

If the Premises or any material part is destroyed or damaged by any of the Insured Risks and (the Tenant having as soon as practicable notified the Landlord in writing of such damage or destruction) the Landlord has not completed reinstatement of the Premises (so that the Premises are fit again for occupation and use) within two years and nine months of the date of such damage or destruction then (unless as provided in clause 4.1.1) this Lease may be terminated by either party giving to the other not less than three months' notice and upon the expiry of such notice the Term shall end but if by the expiry of such notice the Premises have been reinstated so as to be fit for occupation and use the notice will be void and this Lease will continue in full force and effect, and if this Lease is terminated pursuant to this clause the Landlord will be entitled to retain the whole of the insurance moneys for its absolute use and benefit.

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5.5	Uninsured Damage

5.5.1	If there is Uninsured Damage then the rent or a fair proportion of it shall be suspended from the date of the destruction or damage until the Premises is again fit for occupation and use or this Lease is terminated pursuant to this Clause 5.5

5.5.2	Within 12 months after the date of such Uninsured Damage the Landlord shall give written notice to the Tenant (Election Notice) stating whether or not it proposes to rebuild or reinstate the Property and if the Election Notice states that the Landlord does propose to rebuild or reinstate then for all purposes of Clause 4.1.2 the damage or destruction shall be deemed to have been caused by an Insured Risk in respect of which the full insurance monies are recoverable by the Landlord under the insurance policies

5.5.3	If the Election Notice states that the Landlord does not propose to rebuild or reinstate the Property or if no Election Notice is served strictly within the period of 12 months referred to in Clause 5.5.2 (or if the Landlord has not reinstated within three years of the Election Notice) then either party may determine this Lease with immediate effect by serving notice in writing on the other (provided that no such notice may be served after the Premises has been reinstated)

5.5.4	Upon service of a notice in accordance with Clause 5.5.3 the Term will absolutely cease but without prejudice to any rights or remedies that may have accrued to either party against the other and any proceeds of the insurance shall belong to the Landlord

5.6	Statutory compensation

The Tenant shall not be entitled on quitting the Premises to any compensation under section 37 Landlord and Tenant Act 1954 (as amended).

5.7	Data Protection Act 1998

For the purposes of the Data Protection Act 1998 or otherwise the Tenant and the Surety (if any) acknowledge that information relating to this tenancy will be held on computer and other filing systems by the Landlord or the Landlord's managing agent (if any) for the purposes of general administration and/or enforcement of this Lease and agree to such information being used for such purposes and being disclosed to third parties so far only as is necessary in connection with the management of the Landlord's interest in, the insurance and/or maintenance of the Premises, checking the credit-worthiness of the Tenant and the Surety, or the disposal or sub-letting of the Premises or the Building of which the Premises form part, or is necessary to conform with recognised industry practice in the management and letting of property.

5.8	Exclusion of liability

The Landlord shall not be liable to observe or perform any obligation on its part contained in this Lease (and the Tenant releases the Landlord from all liability in respect of any breach or non-observance of any such obligation) after it has ceased to be entitled to the reversion immediately expectant upon the Term.

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5.9	Disclaimer of liability for use of Car Park

The Landlord will not be liable for loss or damage to any vehicle or other property or damage or injury to any person or for the prevention of ingress to or egress from the Car Park caused by unauthorised use of the Car Park.

5.10	Utilities and Lab Gases charges

5.11	The Landlord and the Tenant shall observe and perform their respective obligations in Schedule 9.

6.	TENANT'S OPTION TO DETERMINE

6.1	The Tenant may end this Lease on 2021 (the Break Date) by giving at least six months' written notice expiring on that day provided that at the time of expiry of such notice:

6.1.1	there are no arrears of any rents reserved by or any other sums payable under this Lease; and

6.1.2	the Tenant has vacated the Premises and there are no continuing sub-leases or other occupations of the Premises;

6.1.3	the Tenant has paid to the Landlord in cleared funds the sum of £79,422 (exclusive of VAT).

6.2	[**]

6.3	The ending of this Lease shall not affect either party's rights in respect of any earlier breach of any provision of this Lease.

6.4	On the date on which this Lease ends pursuant to this clause, the Tenant shall hand over to the Landlord the original Lease and all other title deeds and documents relating to the Premises, and shall execute such document as the Landlord shall reasonably require in order to cancel any entry or title at the Land Registry.

6.5	If this Lease terminates in accordance with this clause 6, then within 21 days after the Break Date the Landlord shall refund to the Tenant the proportion of the Rent, Insurance Rent and Service Charge and any VAT paid thereon for the period from and excluding the Break Date up to and excluding the next date for payment of those sums which has been paid in advance calculated on a daily basis PROVIDED THAT the Landlord shall be entitled (acting at all times properly and reasonably) to set off any sums due and outstanding from the Tenant to the Landlord pursuant to this Lease and relating to any period prior to the Break Date.

7.	NOTICES

This Lease shall incorporate the provisions as to notices contained in section 196 Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962 and every notice required to be given hereunder shall be in writing.

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8.	VAT

8.1	All rents and other sums payable by the Tenant hereunder which are for the time being subject to VAT shall be considered to be tax exclusive sums and the VAT at the appropriate rate for the time being shall be payable by the Tenant in addition.

8.2	The Tenant shall indemnify and keep indemnified the Landlord against any VAT paid or payable by the Landlord in respect of any costs, fees, disbursements, expenses or other sums which the Landlord is entitled to recover under the terms of this Lease.

9.	LANDLORD AND TENANT (COVENANTS) ACT 1995

This Lease is a new tenancy within the meaning of section 1 Landlord and Tenant (Covenants) Act 1995.

10.	DELIVERY AS A DEED

This document shall be treated as having been executed as a deed only upon being dated.

11.	RIGHTS OF THIRD PARTIES

No person other than a contracting party may enforce any provision of this Lease by virtue of the Contracts (Rights of Third Parties) Act 1999.

12.	ADDITIONAL CHARGES

12.1	The Additional Charges shall be calculated on a "pay per use" basis and supplied at cost (i.e. for the avoidance of doubt without any mark-up).

12.2	The Additional Charges shall be invoiced on a monthly basis, in arrears and shall be paid within 14 days of demand.

12.3	If the Landlord retains a third party to provide all or part of the Additional Services, the Additional Charges shall be a fair proportion of the cost of providing the Additional Services.

12.4	The Landlord may provide to the Tenant any or all of the Additional Services by prior written agreement.

12.5	The Landlord reserves the right not to supply the Additional Services where in its reasonable opinion:

12.5.1	the Additional Charges cannot be agreed;

12.5.2	the provision of the Additional Services is outside the capability of the Landlord (or any third parties retained by the Landlord) (and for the avoidance outside the capability of the Landlord shall include circumstances in which the provision of the Additional Services is prevented by strikes, lockouts, unavailability of materials or labour or by any other matter outside the reasonable control of the Landlord ; or

12.5.3	the provision of the Additional Services would place an unreasonable burden on the Landlord;

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13.	JURISDICTION

This Lease shall be governed by and interpreted in accordance with English Law and the parties irrevocable submit to the exclusive jurisdiction of the English Courts.

EXECUTION

The parties have shown their acceptance of the terms of this Deed by executing it after the schedules.

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schedule 1

Premises

ALL THOSE premises known as the whole of the 8th Floor in the Building as shown edged red on Plan 1 including:

1.	the non-load bearing furnishings or coverings to:

1.1	the main ceilings, floors and walls of the Premises; and

1.2	any main columns in the Premises

but not any other part of those main ceilings, floors, walls or columns;

2.	any internal non-load bearing walls inside the Premises and one half in width of any non-load bearing walls separating the Premises from any other premises in the Building let or intended to be let to any other tenant of the Landlord;

3.	any windows, doors and window and door frames inside the Premises;

4.	any raised floors and suspended ceilings inside the Premises;

5.	all Conducting Media inside and exclusively serving the Premises;

6.	all additions and improvements to the Premises and all fixtures and fittings of every kind which are at any time in or on the Premises (whether originally fixed or fastened to them or not) except tenant's or trade fixtures and fittings;

7.	all fume cupboards located in the Premises;

8.	all other structures and appurtenances at any time on or enjoyed with the Premises in so far as they do not form part of the Common Parts as far as they exist at any time during the Term but excluding any part of any central heating, air handling or air conditioning system, CCTV, video, monitoring, security, control, access, fire detection, fire prevention or sprinkler system or any other electrical or other system of any type and any Conducting Media comprising part of the systems in the Building for delivery of lab gases or part of the systems in the Building for evacuating gaseous materials from fume cupboards in laboratories (but including any such fume cupboards located in the Premises) which is located within the Premises, it being agreed that all such systems shall form part of the Common Parts.

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schedule 2

Rights granteD

1.	The right to pass over any entranceways, hallways, passageways, staircases, lifts, roads, footpaths and service and access areas forming part of the Common Parts to the extent that they serve the Premises at any time in order to gain access to and egress from the Premises.

2.	The right to the free passage of Utilities to and from the Premises through the Conducting Media in the Building and the right to pass the Utilities through the Conducting Media in the Building to the extent that they serve the Premises.

3.	The right to use the toilets, kitchens and refuse areas in the Common Parts.

4.	The right to place a sign, subject to the Landlord's approval (such approval not to be unreasonably withheld or delayed) of its design, giving the name and business of the occupier of the Premises in any nameboard provided by the Landlord in the Building.

5.	The right of escape through the Common Parts in case of fire or other emergency or practice in respect of them.

6.	A right of support and protection for the Premises from the remainder of the Building.

7.	The shared right for the Tenant to use the parking spaces from time to time designated or set aside by the Landlord in the Car Park for the purpose of parking of 29 private motor vehicles (or such further vehicles as are agreed by a Parking Licence Arrangement) PROVIDED THAT the Tenant shall not use or allow any such areas to be used for any other purpose whatsoever AND FURTHER PROVIDED THAT the Landlord may from time to time by written notice to the Tenant and other tenants and occupiers of the Building allocate specific vehicle parking spaces or areas for the exclusive use of the Tenant and other tenants and occupiers in which event the Tenant's shared right to the use of designated shared parking areas shall no longer apply and the exclusive right to the use of the vehicle parking spaces so allocated shall apply in lieu thereof provided that at all times there is made available to the Tenant not less than 29 spaces.

8.	The right to use the areas designated by the Landlord from time to time for loading and unloading items relating to the Tenant’s use of the Premises Subject to the Tenant complying with the Landlord’s rules and management at the Building and with due consideration and fairness to other occupiers.

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schedule 3

Rights reserved

1.	The right to carry out works to and alter or rebuild the Building or any building or other structure erected on any neighbouring or adjoining property at any time owned by the Landlord or any group company of the Landlord and to use the Building or such neighbouring or adjoining property or the buildings or structures on them at any time as the Landlord wishes even though the access of light and air to the Premises is interfered with provided that the Tenant's use and occupation of the Premises is not materially affected.

2.	The right to connect into and pass the Utilities through any Conducting Media at any time forming part of or serving the Premises which serve or are to serve the remainder of the Building or any neighbouring or adjoining property.

3.	The right to enter the Premises on reasonable prior written notice (except in the case of emergency) where reasonably necessary for the purpose of inspecting, maintaining, repairing or carrying out work on the Building or any neighbouring or adjoining property (including any work authorised by paragraph 1 of this Schedule) and any Conducting Media serving or to serve the remainder of the Building or any neighbouring or adjoining property or for any other purpose connected with the management of the Building causing as little damage and inconvenience as reasonably practicable and making good as soon as reasonably practicable any physical damage actually caused to the Premises to the reasonable satisfaction of the Tenant but without liability to pay compensation.

4.	The right to erect scaffolding on or adjacent to the Premises or the Building provided that it does not materially restrict the access to or use of the Premises.

5.	All rights of light, air, support and shelter and all other easements, quasi-easements and other rights at any time existing or created for the benefit of any other part of the Building or any neighbouring or adjoining property.

6.	The right of escape through the Premises in case of fire or other emergency or practices in respect of them.

7.	The right to enter on the Premises for the purposes mentioned in this Lease.

8.	The right to:

8.1	change the extent, layout or design of the whole or any part of the Common Parts;

8.2	change the route of or substitute any Conducting Media forming part of the Common Parts;

8.3	place temporary or permanent structures and other items on the Common Parts;

8.4	carry out work or alterations on or to the Common Parts;

as the Landlord may require at any time including making and/or carrying out changes, work, alterations, variations and substitutions of a material nature Provided That use of the Premises is not prevented and the same shall not materially restrict access to the Premises.

8.5	The right to add to or reduce the extent of the Building as the Landlord requires at any time provided that the use of the Premises by the Tenant is not materially and adversely affected.

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schedule 4

Encumbrances

All matters save for mortgages or financial charges referred to in the Property and Charges

Registers of title numbers GM823547 and MAN127745.

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schedule 5
Service Charge

1.	In this Lease and in this Schedule the following expressions have the following meanings -

"Financial Year" means a period of twelve months ending on a date to be specified by the Landlord

"the Service Costs" means the total sum computed in accordance with paragraph 3

"the Service Charge Proportion" means a fair and reasonable proportion as assessed by the Expert from time to time attributable to the Premises.

"the Service Charge" means the Service Charge Proportion of the Service Costs

"the Services" means the items specified in paragraph 4 below

"the Expert" means either the firm of estate surveyors or managers appointed by the Landlord for or in connection with the management of the Estate and the calculation of the Service Charge or a professionally qualified surveyor or accountant similarly appointed (who may be a person employed by the Landlord or an associated company of the Landlord)

2.	The Service Costs in respect of any Financial Year shall be calculated as soon as practical after the beginning of the Financial Year in question

3.	The Service Costs are the aggregate of -

3.1	The expenditure estimated by the Expert as likely to be incurred by the Landlord in the Financial Year in question in connection with the Services and

3.2	if the Landlord so requires an appropriate amount as a reserve for or towards such of the Services as are likely to give rise to expenditure either after the expiry of the Term or at intervals of more than one year during the Term

4.	The Services are -

4.1	Providing, inspecting, maintaining, repairing, operating, amending, (when beyond economic repair) renewing and reinstating the Common Parts, including:

(a)	the Structure;

(b)	lifts and lift machinery;

(c)	air conditioning, air handling, heating, cooling and ventilation plant, machinery and systems (including for the avoidance of doubt air conditioning, air handling, heating, cooling and ventilation plant, machinery and systems to the laboratories and offices comprised within the Premises);

(d)	window cleaning plant and machinery;

(e)	mechanical, electrical, lighting, security, emergency, fire detection, fire prevention, firefighting, alarm, sprinkler, control and monitoring systems and equipment and any other systems, equipment or plant of any type;

(f)	facilities or arrangements for visitor reception at the principal entrance to the Building;

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(g)	notice boards, signage and marking out (whether to areas used by vehicles or otherwise) of any type;

(h)	escape routes; and

(i)	floor and wall coverings

that are at any time deemed necessary by the Landlord;

4.2	inspecting, maintaining, repairing, operating, amending, the infrastructure within the Building for the supply of the Utilities and lab gases;

4.3	keeping the Common Parts adequately heated, lit, decorated and cleaned;

4.4	providing any other services which the Landlord reasonably considers necessary or appropriate at any time in the interests of good estate management;

4.5	contributing towards the cost of making, repairing, maintaining, amending, altering, renewing, rebuilding or cleaning anything used in common with any neighbouring or adjoining property;

4.6	keeping books of account and management records in respect of the Services and the preparation of those accounts and the preparation and service of all notices and statements in respect of the Services;

4.7	providing any services, equipment and staff that are at any time deemed necessary by the Landlord (acting reasonably) for the efficient care, security and administration of the Common Parts or the Building and/or the provision of the Services including staff remuneration and the payment of all National Health and Insurance contributions and other payments required by law to be paid by employers, pensions or other payments or benefits in kind (whether or not ex-gratia) and the provision of any clothing and materials required by any staff for the proper performance of their duties;

4.8	maintaining third party, employers' liability, public liability and other insurances and insuring all apparatus, equipment and other items at any time used or kept in on or forming part of the Common Parts;

4.9	the removal of routine domestic and office refuse and the provision and maintenance of refuse disposal equipment for such disposal from the Common Parts;

4.10	the making and promulgation of regulations for, or in connection with, the proper use of the Common Parts or the Building and the enforcement of them;

4.11	considering and settling any disputes, doubts, differences, questions or complaints that may arise at any time between either the Tenant and the Landlord or the Tenant and the Landlord's other tenants;

4.12	maintaining airflow to the fume cupboards and replacing filters when reasonably necessary; and

4.13	the provision of lab gases to the Premises; and

4.14	carrying out all necessary tests in relation to the water supply to the Premises and the fixed wiring within the Premises.

5.	The Service Charge shall be calculated by the Landlord and notified to the Tenant by the Landlord in writing and shall be paid by the Tenant in advance by equal quarterly instalments on the usual quarter days.

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6.	As soon as practicable after the end of the Financial Year in question the Expert shall determine and certify the amount by which the estimate referred to in paragraph 3.1 above exceeds or falls short of the actual Service Costs (giving credit for any amount applied from the reserve) and shall supply the Tenant with a copy of the certificate

7.	Within 14 days of the receipt by the Tenant of the certificate the Tenant shall pay to the Landlord the Service Charge Proportion of the deficiency or as the case may be the Landlord shall credit the Tenant with the Service Charge Proportion of the excess

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schedule 6

Covenants by the Surety

1.	The Surety (if any) in consideration of the grant of this Lease (or the agreement to the assignment of this Lease as appropriate) COVENANTS AND GUARANTEES with and to the Landlord that:

1.1	The Tenant shall punctually pay the rents and perform and observe the covenants and other terms of this Lease.

1.2	If the Tenant shall make any default in payment of the rents or in performing or observing any of the covenants or other terms of this Lease the Surety will pay the rents and perform or observe the covenants or terms in respect of which the Tenant shall be in default and make good to the Landlord on demand and indemnify the Landlord against all losses, damages, costs and expenses arising or incurred by the Landlord as a result of such non-payment, non-performance or non-observance notwithstanding:

1.2.1	any time or indulgence granted by the Landlord to the Tenant or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of this Lease;

1.2.2	that the terms of this Lease may have been varied by agreement between the parties;

1.2.3	any other act or thing (apart from an express release by deed) by which but for this provision the Surety would have been released.

1.3	These provisions are to take effect immediately on the grant (or the assignment as appropriate) of the Lease to the Tenant and are to remain in force so long and to the extent that the Tenant is not released by law from liability for any of the covenants and other terms of this Lease.

2.	The Surety FURTHER COVENANTS with the Landlord that if this Lease is disclaimed or forfeited prior to any lawful assignment by the Tenant of this Lease the Landlord may within six months after the disclaimer or forfeiture by notice in writing require the Surety to accept a new lease of the Premises for a term equivalent to the residue which if there had been no disclaimer or forfeiture would have remained of the Term at the same rent and subject to similar covenants and conditions as are payable under and applicable to the tenancy immediately before the date of such disclaimer or forfeiture (such new lease and the rights and liabilities under it to take effect as from the date of such disclaimer or forfeiture) and in such case the Surety shall pay the Landlord's costs properly incurred by the Landlord in connection with such new lease and the Surety shall accept such new lease accordingly and will execute and deliver to the Landlord a counterpart.

3.	If this Lease is disclaimed or forfeited and for any reason the Landlord does not require the Surety to accept a new lease of the Premises in accordance with paragraph 2 the Surety shall pay to the Landlord on demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises less any expenditure incurred by the Landlord in connection with the Premises and the rents which would have been payable under the Lease but for such disclaimer or forfeiture in both cases for the period commencing with the date of such disclaimer or forfeiture and ending on whichever is the earlier of the following dates:

3.1	the date six months after such disclaimer or forfeiture; and

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3.2	the date (if any) upon which the Premises are relet; and

3.3	the expiration of the Term.

4.	The Surety FURTHER COVENANTS and guarantees the obligations of the Tenant under any Authorised Guarantee Agreement entered into by the Tenant pursuant to the terms of this Lease.

5.	It is hereby agreed that if any payment is made under the terms of this guarantee and the Surety is thereupon subrogated to all the Landlord's rights of recovery in relation thereto then the Surety shall not exercise any such rights against the Tenant.

6.	For the purposes of these provisions references to the Tenant are to the Tenant in relation to whom the Surety's covenant is given but not any lawful assignee of such Tenant.

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schedule 7

Authorised Guarantee Agreement

1.	The Tenant in consideration of the agreement to the assignment of the Lease COVENANTS AND GUARANTEES with and to the Landlord that:

1.1	The Assignee shall punctually pay the rents and perform and observe the covenants and other terms of the Lease.

1.2	If the Assignee shall make any default in payment of the rents or in performing or observing any of the covenants or other terms of the Lease the Tenant will pay the rents and perform and observe the covenants or terms in respect of which the Assignee shall be in default and make good to the Landlord on demand and indemnify the Landlord against all losses, damages, costs and expenses arising or incurred by the Landlord as a result of such non-payment, non-performance or non-observance notwithstanding:

1.2.1	any time or indulgence granted by the Landlord to the Assignee or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of the Lease;

1.2.2	that the terms of the Lease may have been varied by agreement between the parties (but subject always to section 18 Landlord and Tenant (Covenants) Act 1995);

1.2.3	any other act or thing (apart from an express release by deed) by which but for this provision the Tenant would have been released.

2.	The Tenant FURTHER COVENANTS with the Landlord that if the Lease is disclaimed prior to any lawful assignment by the Assignee of the Lease the Landlord may within six months after the disclaimer require the Tenant to accept a new lease of the Premises for a term equivalent to the residue which if there had been no disclaimer would have remained of the Term at the same rent and subject to similar covenants and conditions as are payable under and applicable to the tenancy immediately before the date of such disclaimer (such new lease and the rights and liabilities under it to take effect as from the date of such disclaimer) and in such case the Tenant shall pay the Landlord's costs properly incurred by the Landlord in connection with such new lease and the Tenant shall accept such new lease accordingly and will execute and deliver to the Landlord a counterpart.

3.	If the Lease is disclaimed and for any reason the Landlord does not require the Tenant to accept a new lease of the Premises in accordance with paragraph 2 the Tenant shall pay to the Landlord on demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises less any expenditure incurred by the Landlord in connection with the Premises and the rents which would have been payable under the Lease but for such disclaimer in both cases for the period commencing with the date of such disclaimer and ending on whichever is the earlier of the following dates:

3.1	the date six months after such disclaimer;

3.2	the end or sooner determination of the Term.

4.	Notwithstanding any of the above provisions the Tenant:

4.1	shall not be required to guarantee in any way the liability for the covenants and other terms of the Lease of any person other than the Assignee; and

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4.2	shall not be subject to any liability, restriction or other requirement (of whatever nature} in relation to any time after the Assignee is by law released from the covenants and other terms of the Lease.

5.	It is hereby agreed that if any payment is made under the terms of this guarantee and the Tenant is thereupon subrogated to all the Landlord's right of recovery in relation thereto then the Tenant shall not exercise any such rights against the Assignee.

6.	No person other than a contracting party may enforce any provision of this Deed by virtue of the Contracts (Rights of Third Parties) Act 1999.

7.	Words and expressions used in this Deed shall have the same meaning as in the Lease.

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schedule 8

Additional Services

1.	Provision of broadband facilities;

2.	Ordering and administering move/installation of telephones;

3.	Ordering of telephones;

4.	Changing phone numbers to support office relocations within the Building;

5.	Creating voice mail accounts (maximum of one per active telephone line);

6.	Performing password resets;

7.	Contacting vendor when hardware maintenance is required;

8.	Connectivity and usage charges;

9.	Photocopying facilities

10.	Taxi booking;

11.	Courier services;

12.	Sample despatch (save that the Landlord reserves the right not to package and despatch samples which it reasonably believes contravene any applicable law or which are not related to the business carried out by the Tenant at the Premises);

13.	Furniture and equipment moves;

14.	External archiving and storage;

15.	Provision of conference facilities and use of meeting rooms;

16.	Fair and reasonable proportion of telephone charges.

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schedule 9

Utility and Lab Gases Charge

1.	In this Schedule, the following meanings shall apply:

1.1	"Estimated Utilities Charge" means the Landlord's proper estimate of the Utilities Charge for the forthcoming Utilities Charge Period.

1.2	"Lab Gases Charge" means a just proportion fairly attributable to the Premises as conclusively determined by the Landlord's Surveyor of all costs, expenses and outgoings whatsoever incurred by the Landlord in relation to the provision of the Lab Gases consumed at or supplied to the Building;

1.3	"Utilities" means electricity, gas and water (but excluding Lab Gases);

1.4	"Utilities Charge" means the Weighted Proportion of the cost to the Landlord of supplying the Utilities to the Premises calculated in accordance with this Schedule such some to be calculated by the Landlord's Surveyor and to be final and binding on the parties (save in the case of manifest error);

1.5	"Utilities Charge Period" means each period of 12 months commencing on 1 January falling wholly or partly within the Term (but only to the extent falling within the Term) provided that the Landlord may vary the Utilities Charge Period at its sole discretion at any time during the Term;

1.6	"End Date" means the date on which the Term expires or (if earlier) on which the Term is determined;

1.7	"Final Utilities Charge Period" means the Utilities Charge Period which ends on the End Date;

1.8	"First Utilities Charge Period" means the Utilities Charge Period which begins when the Term commences;

1.9	"Lettable Areas" means the accommodation in the Building let or designed and intended or available for letting to one or more tenants;

1.10	"Meters" means the measuring equipment (if any) installed in the Building for the purposes of measuring the supply of Utilities to the Premises;

1.11	"Weighted Area" means the area of the Premises (or the relevant part or parts of it) or the Lettable Areas (or the relevant part or parts of it) or the Building (or the relevant part or parts of it) as the case may be calculated in accordance with the then current edition of the RICS Code of Measuring Practice (6th edition, November 2007) but in respect of which each square metre of Lettable Areas used as:

1.11.1	offices (including without limitation all office space) is attributed an area equal to 100% of the area calculated as above;

1.11.2	server rooms is attributed an area equal to 1050% of its area calculated as above; and

1.11.3	storage space is attributed an area equal to 50% of the area calculated above.

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1.12	"Weighted Proportion" means a proportion to be determined by the Landlord's Surveyor (acting reasonably and properly) and in respect of which:

1.12.1	the Landlord shall base that proportion on the proportion which the Weighted Area of the Premises (or the relevant part or parts of it) bears in relation to the Weighted Area of all Lettable Areas (or the relevant part or parts of it in respect of which the relevant charge is to be made); and

1.12.2	the Landlord may, if it reasonably considers it appropriate to do so, adjust such proportions to take account of the particular uses of the Tenant or any of the other tenants or occupiers of the Building.

2.	Subject to paragraph 8, the Landlord will, prior to each Utilities Charge Period (or on or prior to the commencement of the Term, in the case of the First Utilities Charge Period), submit to the Tenant a statement setting out the Estimated Utilities Charge for the forthcoming Utilities Charge Period.

3.	The Tenant will pay the Estimated Utilities Charge to the Landlord by equal quarterly payments in advance on the usual quarter days, the first payment (being the due proportion for the period commencing on Term Commencement Date and ending on the next date for payment hereafter) to be paid on or before the date of this Lease.

4.	At the end of each Utilities Charge Period the Landlord shall procure that readings are taken and recorded from the Meters and the readings taken and recorded shall (subject to manifest error) be accepted by the Landlord and the Tenant. Should Meters not be installed the Landlord's surveyor shall calculate (the Landlord's surveyor's determination to be conclusive) a just proportion fairly attributable to the Premises of the actual cost to the Landlord of supplying the Utilities to the Building during the relevant Utilities Charge Period and such proportion shall be the Utilities Charge for the relevant Utilities Charge Period.

5.	Upon having taken the readings or made the calculations in accordance with paragraph 4, the Landlord shall deliver to the Tenant a statement setting out in respect of the previous Utilities Charge Period:

5.1	the Estimated Utilities Charge received from the Tenant;

5.2	the Utilities Charge; and

5.3	the difference (if any) between the sums referred to in paragraphs 5.1 and 5.2.

6.	If in respect of a Utilities Charge Period the Utilities Charge is more or less than the Estimated Utilities Charge received from the Tenant then any sum payable to or by the Landlord by way of adjustment (with the intent that the Tenant shall have paid to the Landlord the whole of the Utilities Charge in respect of the relevant Utilities Charge Period) will become due and shall be paid by the Tenant (within 14 days of delivery of the statement referred to in paragraph 5) or credited to the Tenant for the succeeding Utilities Charge Period (or paid to the Tenant in the case of the Final Utilities Charge Period) as the case may require.

7.	The Tenant shall be liable only for the Utilities Charge up to and including the End Date but the provisions of this schedule shall otherwise continue to apply after the End Date.

8.	The Landlord may, on prior written notice to the Tenant, vary the means by which the Utilities Charge and/or the Lab Gases are charged to the Tenant provided that such variation is fair, proper and in the interests of good estate management.

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9.	The Lab Gases Charge shall be payable in arrears by the Tenant within 14 days of written demand by the Landlord.

10.

10.1	Within one month after delivery to the Tenant of the statement referred to in paragraph 5 (time being of the essence) the Tenant may request the Landlord to provide (and the Landlord will promptly provide) to the Tenant all vouchers and invoices which the Tenant shall reasonably need in order to satisfy itself as to the accuracy of the Utilities Charge and/or the Lab Gases Charge in accordance with this Schedule.

10.2	Within two months after delivery of the statement referred to in paragraph 5 (time being of the essence) the Tenant may challenge it on the ground that it contains errors or is otherwise incorrectly drawn by giving to the Landlord notice to that effect but only if it has first made full payment of any amount due from the Tenant under paragraph 6 and if so:

10.2.1	both parties must endeavour to resolve the relevant issue; but if they cannot do so;

10.2.2	the issue in dispute may be referred by either party to the determination of an independent surveyor being such a person as is mentioned in clause 5.3(a) and who shall be appointed as mentioned in clause 5.3(b) and clauses 5.3(c), 5.3(d), 5.3(e), 5.3(f) and 5.3(g) shall also apply and the independent surveyor's determination shall be final and binding on the parties Provided that if and whenever any person so appointed shall die, be adjudged bankrupt or become of unsound mind or if both the Landlord and the Tenant shall serve upon such person written notice that in their opinion he has unreasonably delayed making such determination such person shall ipso facto be discharged and be entitled only to his reasonable expenses prior to such discharge and another such independent surveyor shall be appointed to act in his place;

10.2.3	any adjustments to the statement required to be made in consequence of the determination of the independent surveyor shall be made and any sum payable to or by the Landlord shall immediately be paid (with interest in respect of the period during which the relevant amount has been underpaid, such interest to be at the base rate for the time being of Barclays Bank PLC or, in the event of such rate ceasing to be published, at such equivalent rate as the Landlord shall notify to the Tenant) or allowed as appropriate;

but if not the Tenant's right of challenge to that statement shall lapse.

11.	The Landlord shall not be concerned in the administration and collection of or accounting for the Utilities Charge and/or the Lab Gases Charge on an assignment of this Lease and accordingly the Landlord shall:

11.1	not be required to make any apportionment relative to the assignment; and

11.2	be entitled to deal exclusively with the Tenant in whom this Lease is for the time being vested (and for this purpose in disregard of any assignment which has not been registered in accordance with clause 3.21).

12.	The statement referred to in paragraph 5 shall for the purposes of this Schedule be deemed to have been delivered to the Tenant on the next working day after it is posted by first class post to the address referred to in clause 8 or to such other address as may have been notified by the Tenant to the Landlord as the address to which rent demands should be sent.

37

EXECUTED as a deed by AG HEXAGON B.V. being a company incorporated in the Netherlands, acting by________________, being a person who, in accordance with the laws of that territory are acting under the authority of the Company	) ……………………………………….
) Signature of Authorised Signatory in
) name of company
)
)
) /s/ Meeta Beemer
Signature of Authorised Signatory in own name

EXECUTED as a deed by AG HEXAGON B.V. being a company incorporated in the Netherlands, acting by________________, being a person who, in accordance with the laws of that territory are acting under the authority of the Company	)
) ……………………………………….
) Signature of Authorised Signatory in
) name of company
)
)
) /s/ Robert Tieskens
Signature of Authorised Signatory in own name

EXECUTED as a deed by AG HEXAGON B.V. being a company incorporated in the Netherlands, acting by Eurostrat Netherlands Manager, L.L.C, being a person who, in accordance with the laws of that territory is acting under the authority of the Company	)
) ……………………………………….
) Signature of Authorised Signatory in
) name of company
)
)
) /s/ Reid Liffman
Signature of Authorised Signatory in own name

Executed as a Deed by	)
SMARTKEM LIMITED	)
acting by one Director and its secretary or	)
two Directors or	)	/s/ Ian Jenks
one director in the presence of a witness	)	Director

Director/Secretary/Witness
Signature of Witness
Name
Address

Occupation

38